News Release

Lucio Stanca Reappointed to PartnerRe’s Board of Directors

PEMBROKE, BERMUDA, September 7, 2006 – PartnerRe Ltd. (NYSE:PRE) announced that, effective today, Lucio Stanca has been appointed to PartnerRe’s Board of Directors.

Mr. Stanca previously served on PartnerRe’s Board from May 1998 until January 2005. After a period of service as a cabinet member of the Italian government, Mr. Stanca re-joins the PartnerRe Board.

PartnerRe Chairman John Rollwagen said, “The Board and PartnerRe President & CEO Patrick Thiele join me in welcoming Lucio back to PartnerRe. Prior to his resignation in 2005, Lucio was an extremely valuable member of the Board. His prior knowledge of PartnerRe and his recent experiences will provide further depth to the Board membership and we look forward to working together again.”

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk transfer solutions. At December 31, 2005, total revenues were $4.2 billion. As of June 30, 2006 total assets were $14.6 billion, total capitalization was $4.0 billion and total shareholders’ equity was $3.2 billion. Our major reinsurance operations have ratings of AA- (negative outlook) from Standard & Poor’s, Aa3 (negative outlook) from Moody’s, A+ (stable outlook) from A.M. Best, and AA (stable outlook) from Fitch.

PartnerRe on the Internet: www.partnerre.com

Contacts:

PartnerRe Ltd.

(441) 292-0888

Investor Contact: Robin Sidders, Investor Relations

Media Contact: Celia Powell, Corporate Communications

PartnerRe Ltd. Chesney House 96 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com